Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT
OF THE

CERTIFICATE OF INCORPORATION

OF

MICRONET ENERTEC TECHNOLOGIES, INC.

Micronet Enertec Technologies, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:                       That the Board of Directors of the Corporation (the "Board"), by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution dated July 17, 2014, proposing and declaring advisable the following amendment to the Amended and Restated Certificate of Incorporation of the Corporation, as amended (the “COI”):

RESOLVED, that the first paragraph of Article IV of the COI is hereby amended and should read as follows:

"The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be thirty million (30,000,000) shares, of which twenty five million (25,000,000) shares shall be common stock, par value $0.001 per share (the "Common Stock"), and five million (5,000,000) shares shall be preferred stock, par value $0.001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class."

and the remainder of Article IV shall be unchanged.

SECOND:                  Pursuant to a resolution of the Board, the proposed amendment was presented to the stockholders of the Corporation and approved by the stockholders of the Corporation at a duly noticed meeting of the stockholders dated as of September 30, 2014, in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                      That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

                IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 2nd day of October, 2014.

MICRONET ENERTEC TECHNOLOGIES, INC.

By:	/s/ David Lucatz
Name: David Lucatz
Title: President and Chief Executive Officer